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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                February 24, 2005
                Date of Report (Date of earliest event reported)

                            PAYLESS SHOESOURCE, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

              1-14770                                   43-1813160
      (Commission File Number)               (IRS Employer Identification No.)

           3231 Southeast Sixth Avenue
                 Topeka, Kansas                          66607-2207
      (Address of Principal Executive Office)            (Zip Code)

                                 (785) 233-5171
              (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities
    Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a12 under the Exchange
    Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02    Results of Operations and Financial Condition; and

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review; and
Item 7.01    Regulation FD Disclosure

Following a comprehensive review of its accounting treatment for leases and lease-related items, the Company has decided to correct its accounting practices in this area. In addition, an error was discovered relating to the Company's accounting for deferred income taxes and the Company has also decided to correct this error. As a result, on February 24, 2005, the Company's Audit and Finance Committee, concluded to restate the Company's financial statements for the two year period ended January 31, 2004, for the first three quarters of fiscal 2004 and for the four quarters of 2003.

Like numerous other retailers and many restaurant chains, the Company has undertaken a comprehensive review of its accounting treatment for leases and lease-related items. The Company, in consultation with its independent registered public accounting firm, Deloitte & Touche LLP, decided to change its accounting practices in this area, and to restate its historical financial statements. The impact of the lease accounting corrections on net earnings does not exceed $1 million in any of fiscal years 2004, 2003 or 2002.

Historically, when accounting for leases with renewal options, the Company had recorded rent expense on a straight-line basis over the initial non-cancelable lease term, with the term commencing when the store opened for business. The Company depreciated leasehold improvements on those properties over a period of typically 10 years that, in certain cases, would have included a portion of the renewal option periods. The Company has corrected its accounting to accelerate the recognition of rent expense on leases by recording lease expense from the time at which the Company takes possession of the property, rather than at the time the store opens for business. In addition, the Company will calculate rent expense on a straight line basis to include certain option periods up to a maximum of ten years, where failure to exercise such options would result in an economic penalty. When an economic penalty does not exist, the leasehold improvements will be depreciated over a period not to exceed the existing non-cancelable lease term. The cumulative effect of the lease accounting corrections through fiscal year 2004 would be an increase in expense of approximately $12 million, pre-tax. The impact of the lease accounting corrections on net earnings does not exceed $1 million in any of fiscal years 2004, 2003 or 2002.

Also, the Company had followed the practice of netting landlord-provided tenant improvement allowances against property and equipment. The Company will correct the manner in which it accounts for tenant improvement allowances to record the allowances as a deferred credit. There was no impact to earnings for this correction. Further, the annual amount of tenant improvement allowances received each year will be shown within the operating activities on the Statement of Cash Flows rather than a reduction of capital expenditures.

In addition, an error was discovered relating to the Company's accounting for deferred income taxes. The Company estimates that, beginning in a period prior to 1998, deferred tax assets had been understated by approximately $4.5 million. In connection with the restatement, the Company will record a correction that increases deferred tax assets by approximately $4.5 million, and will have no impact on earnings (loss) in fiscal years 2004, 2003 or 2002.

Although the Company does not believe that these errors resulted in a material misstatement of the Company's consolidated financial statements for any annual or interim periods previously reported, the effects of correcting the error in the fourth quarter 2004 would have had a material effect on the Company's results for the quarter and for fiscal year 2004. The resulting adjustments will not affect the Company's historical or future cash flows, the timing of payments under the related leases, or compliance with any debt covenants. Also, the corrections will not affect the company's financial strength or business prospects for 2005 and beyond.

The Company will amend the appropriate filings with the Securities and Exchange Commission to include the restated financial statements. As a result of the restatement, the financial statements and independent registered public accountant's report contained in the Company's prior filings with the SEC referenced above should no longer be relied upon. The Company's Audit and Finance Committee discussed the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02 (a) with the Company's independent registered public accounting firm.

Item 9.01    Financial Statements and Exhibits

(c) Exhibits

99.1  Press Release, dated March 1,  2005.

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      PAYLESS SHOESOURCE, INC.


Date: March 1, 2005                   By: /s/ Ullrich E. Porzig
                                          --------------------------------------
                                           Ullrich E. Porzig
                                           Senior Vice President,
                                           Chief Financial Officer and Treasurer

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                                  EXHIBIT INDEX

Exhibit No.     Exhibit
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   99.1         Press Release, dated March 1, 2005.